Exhibit 99.1

MBIA Inc. Full Year and Fourth Quarter 2021 Financial Results

February 28, 2022

MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $445 million, or $(8.99) per diluted common share, for 2021 compared to a consolidated GAAP net loss of $578 million, or $(9.78) per diluted common share, for 2020. The lower net loss largely resulted from lower losses and loss adjustment expenses (LAE) and fair value gains on interest rate swaps and foreign exchange gains in 2021 versus losses in 2020. These favorable variances were partially offset by an adverse comparison of net gains and losses on consolidated VIEs where 2020 gains were driven by higher recoveries associated with a Credit Suisse RMBS transaction. The lower losses and LAE for 2021 resulted from lower losses and LAE at MBIA Insurance Corporation (MBIA Corp.), primarily related to the Zohar CDOs, partially offset by higher losses and LAE at National Public Guarantee Corporation (National), primarily related to its Puerto Rico exposure.

Book value per share was negative $5.73 as of December 31, 2021 compared with $2.55 as of December 31, 2020. The decrease in book value per share was primarily attributable to the consolidated net loss for 2021.

The Company also reported an Adjusted Net Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $261 million or $(5.27) per diluted common share for 2021 compared with an Adjusted Net Loss of $173 million or $(2.93) per diluted common share for 2020. The greater Adjusted Net Loss for 2021 was primarily due to National’s greater losses and LAE largely related to its Puerto Rico exposure and lower net investment income and premiums earned.

Adjusted Net Income (Loss) provides investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are also attached.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “We are pleased with the continuing progress to resolve National’s Puerto Rico exposure. In January of this year, the Title III court confirmed the Plan of Adjustment for Puerto Rico’s General Obligation and Public Building Authority Bonds, which, when effective, will remove a substantial amount of uncertainty associated with our insurance losses on those bonds. Also during the first quarter, we sold nearly all of our PREPA bankruptcy claims that were available for sale, thus converting to cash claims that will be resolved in the PREPA Title III case.”

Fourth Quarter Results

The Company recorded a consolidated GAAP net loss of $155 million, or $3.12 per diluted common share, for the fourth quarter of 2021 compared with a consolidated net loss of $81 million, or $(1.64) per diluted common share, for the fourth quarter of 2020. The greater net loss for the fourth quarter of 2021 was primarily due to the unfavorable variance related to the fourth quarter of 2020 increased recovery associated with variable interest entities revenue gains at MBIA Corp. for the Credit Suisse RMBS putback transaction and increased losses and LAE at National, primarily due to its Puerto Rico exposure. The increase in National’s loss and LAE for the fourth quarter of 2021 resulted primarily from its Puerto Rico Highway and Transportation Authority (HTA) and Puerto Rico Electric Power Authority (PREPA) exposure.

On HTA, assumptions were updated to reflect the estimated fair value of certain collateral expected to be received by National under the current Restructuring Support Agreement (RSA), as of the date to be received, which resulted in a reduction to the previously recorded estimated HTA recoveries. The change in the quarter from scenario based cash flow loss reserve and recovery analysis to an estimate of fair value on the date of receipt does not incorporate an estimate of both future potential security pricing and timing of sales, which will determine the ultimate economic value to National.

Regarding PREPA, in January 2022, National sold approximately $231 million, or about 22%, of the principal amount of its PREPA bankruptcy claims. The transaction monetized part of National’s insurance loss recoverable, which will be available for investment, and reduces exposure to potential future volatility and ongoing risk of remediation of the PREPA credit. Loss reserve assumptions were modified to reflect market insight gained from the sales of the PREPA bankruptcy claims.

The Company reported an Adjusted Net Loss for the fourth quarter of 2021 of $106 million or $(2.13) per share compared with an Adjusted Net Loss of $36 million or $(0.74) per share for the fourth quarter of 2020. The greater loss for 2021 was primarily due to increased losses and LAE largely related to National’s Puerto Rico exposure.

MBIA Inc.

As of December 31, 2021, MBIA Inc.’s liquidity position totaled $239 million, consisting primarily of cash and cash equivalents and other liquid invested assets.

National Public Guarantee Financial Corporation

National had statutory capital of $2.0 billion and claims-paying resources totaling $3.0 billion as of December 31, 2021. National’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $1.9 billion as of December 31, 2021. National’s insured portfolio declined by $1.3 billion during the quarter, ending the quarter with $36.5 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 18 to 1, down from 21 to 1 at year-end 2020.

MBIA Insurance Corporation

The statutory capital of MBIA Corp. as of December 31, 2021 was $134 million and claims-paying resources totaled $725 million. As of December 31, 2021, MBIA Insurance Corporation’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $491 million. MBIA Corp. ended 2021 with total gross par insured of $5.2 billion versus $7.7 billion at year-end 2020.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, March 1, 2022 at 8:00 AM (ET) to discuss its financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 876-9174 in the U.S. and (785) 424-1669 from outside the U.S. The conference call code is MBIAQ421. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on March 1 and will remain available until 11:59 p.m. on March 15 by dialing (877) 806-1920 in the U.S. or (402) 220-1606 from outside the U.S. In addition, a recorded replay of the call will become available on the Company’s website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; changes in general economic and competitive conditions; and the impact on our insured portfolios or business operations caused by the global spread of the novel coronavirus COVID-19. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA’s website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, comprising the results of MBIA Corp. which given its capital structure and business prospects, we do not expect its financial performance to have a material impact on MBIA Inc. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of a full valuation allowance against the Company’s net deferred tax asset. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA management further adjusts Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share by removing the impact of our U.S. public finance insurance segment VIE consolidations. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, since the Company does not own such VIEs, management uses certain measures that remove the impact of VIE consolidations for our U.S. public finance insurance segment in order to reflect financial exposure limited to its financial guaranty contracts.

Book value adjustments: Management adjusts GAAP book value to remove the book value of MBIA Corp. and for certain items which the Company believes will reverse from GAAP book value through GAAP earnings and comprehensive income, as well as add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important when measuring financial performance and for which the likelihood and amount can be reasonably estimated. The following provides a description of management’s adjustments to GAAP book value:

•

Negative Book value of MBIA Corp. – We remove the negative book value of MBIA Corp. based on our view that given MBIA Corp.’s current financial condition, the regulatory regime in which it operates, the priority given to its policyholders, surplus note holders and preferred stock holders with respect to the distribution of assets, and its legal structure, it is not and will not likely be in a position to upstream any economic benefit to MBIA Inc. Further, MBIA Inc. does not face any material financial liability arising from MBIA Corp.

•

Net unrealized (gains) losses on available-for-sale (“AFS”) securities excluding MBIA Corp. – We remove net unrealized gains and losses on AFS securities recorded in accumulated other comprehensive income since they will reverse from GAAP book value when such securities mature. Gains and losses from sales and impairment of AFS securities are recorded in book value through earnings.

•

Net unearned revenue in excess of expected losses of National - We include net unearned premium revenue in excess of expected losses. Net unearned premium revenue in excess of expected losses consists of the financial guarantee unearned premium revenue of National in excess of expected insurance losses, net of reinsurance and deferred acquisition costs. In accordance with GAAP, a loss reserve on a financial guarantee policy is only recorded when expected losses exceed the amount of unearned premium revenue recorded for that policy. As a result, we only add to

GAAP book value the amount of unearned premium revenue in excess of expected losses for each policy in order to reflect the full amount of our expected losses. The Company’s net unearned premium revenue will be recognized in GAAP book value in future periods, however, actual amounts could differ from estimated amounts due to such factors as credit defaults and policy terminations, among others.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Leverage Ratio: Gross Par Outstanding divided by Statutory Capital (Policyholders’ Surplus plus Contingency Reserve).

Contacts

MBIA Inc.

Greg Diamond, 914-765-3190

Managing Director, Head of

Investor and Media Relations

greg.diamond@mbia.com

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions except share and per share amounts)

	December 31, 2021	December 31, 2020
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $2,016 and $2,078)	$2,157	$2,257
Investments carried at fair value	258	196
Investments pledged as collateral, at fair value (amortized cost $4 and $6)	4	1
Short-term investments, at fair value (amortized cost $374 and $281)	374	282

Total investments	2,793	2,736
Cash and cash equivalents	151	158
Premiums receivable (net of allowance for credit losses $5 and $5)	178	216
Deferred acquisition costs	42	50
Insurance loss recoverable	1,296	1,677
Other assets	67	84
Assets of consolidated variable interest entities:
Cash	9	9
Investments carried at fair value	60	77
Loans receivable at fair value	77	120
Loan repurchase commitments	—	604
Other assets	23	20

Total assets	$4,696	$5,751

Liabilities and Equity
Liabilities:
Unearned premium revenue	$322	$405
Loss and loss adjustment expense reserves	894	990
Long-term debt	2,331	2,229
Medium-term notes (includes financial instruments carried at fair value of $98 and $110)	590	710
Investment agreements	274	269
Derivative liabilities	131	215
Other liabilities	163	161
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $291 and $350)	291	623

Total liabilities	4,996	5,602

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding—none	—	—
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,186,115 and 283,186,115	283	283
Additional paid-in capital	2,931	2,962
Retained earnings (deficit)	(458)	(13)
Accumulated other comprehensive income (loss), net of tax of $8 and $8	100	115
Treasury stock, at cost--228,630,003 and 229,508,967 shares	(3,169)	(3,211)

Total shareholders’ equity of MBIA Inc.	(313)	136
Preferred stock of subsidiary	13	13

Total equity	(300)	149

Total liabilities and equity	$4,696	$5,751

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Revenues:
Premiums earned:
Scheduled premiums earned	$11	$14	$64	$59
Refunding premiums earned	—	4	10	14

Premiums earned (net of ceded premiums of $0, $1, $16 and $5)	11	18	74	73
Net investment income	17	17	62	76
Net realized investment gains (losses)	4	7	5	48
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	—	(1)	—	(1)
Unrealized gains (losses) on insured derivatives	—	7	—	7

Net change in fair value of insured derivatives	—	6	—	6
Net gains (losses) on financial instruments at fair value and foreign exchange	(1)	(19)	40	(86)
Net gains (losses) on extinguishment of debt	—	—	30	—
Fees and reimbursements	1	—	7	2
Other net realized gains (losses)	(6)	—	(6)	—
Revenues of consolidated variable interest entities:
Net investment income	—	—	—	18
Net gains (losses) on financial instruments at fair value and foreign exchange	2	74	(8)	108
Other net realized gains (losses)	(1)	—	(15)	37

Total revenues	27	103	189	282
Expenses:
Losses and loss adjustment	118	103	350	530
Amortization of deferred acquisition costs	1	3	6	10
Operating	21	26	91	87
Interest	41	43	163	178
Expenses of consolidated variable interest entities:
Operating	1	1	6	5
Interest	—	8	18	50

Total expenses	182	184	634	860

Income (loss) before income taxes	(155)	(81)	(445)	(578)
Provision (benefit) for income taxes	—	—	—	—

Net income (loss)	$(155)	$(81)	$(445)	$(578)

Net income (loss) per common share:
Basic	$(3.12)	$(1.64)	$(8.99)	$(9.78)
Diluted	$(3.12)	$(1.64)	$(8.99)	$(9.78)
Weighted average number of common shares outstanding:
Basic	49,585,354	49,184,068	49,472,281	59,071,843
Diluted	49,585,354	49,184,068	49,472,281	59,071,843

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)

(In millions except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss)	$(155)	$(81)	$(445)	$(578)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured finance insurance segment and eliminations	(60)	(53)	(283)	(391)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	—	20	39	(27)
Foreign exchange gains (losses)(2)	7	(19)	25	(35)
Net realized investment gains (losses)	4	7	5	48
Net gains (losses) on extinguishment of debt	—	—	30	—
Adjusted net income adjustment to the (provision) benefit for income tax	—	—	—	—

Adjusted net income (loss)	$(106)	$(36)	$(261)	$(173)

Adjusted net income (loss) per diluted common share	$(2.13)	$(0.74)	$(5.27)	$(2.93)

(1)	A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2)	Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.

COMPONENTS OF BOOK VALUE PER SHARE

	As of December 31, 2021	As of December 31, 2020
Reported Book Value per Share	$(5.73)	$2.55
Management’s book value per share adjustments:
Remove negative book value of MBIA Corp.	(35.94)	(31.97)
Remove net unrealized gains (losses) on available-for-sale securities included in other comprehensive income (loss)	2.02	2.86
Include net unearned premium revenue in excess of expected losses	3.58	4.29
Shares outstanding in millions	54.6	53.7

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis

(Dollars in millions)

National Public Finance Guarantee Corporation

	December 31, 2021	December 31, 2020
Policyholders’ surplus	$1,569	$1,526
Contingency reserves	402	445

Statutory capital	1,971	1,971
Unearned premiums	311	355
Present value of installment premiums (1)	121	129

Premium resources (2)	432	484
Net loss and loss adjustment expense reserves (1)	(386)	(301)
Salvage reserves on paid claims (1)	944	961

Gross loss and loss adjustment expense reserves	558	660

Total claims-paying resources	$2,961	$3,115

Net debt service outstanding	$69,817	$79,074
Gross par outstanding	$36,451	$41,856
Capital ratio (3)	35:1	40:1
Claims-paying ratio (4)	24:1	25:1
Leverage Ratio (5)	18:1	21:1

MBIA Insurance Corporation

	December 31, 2021	December 31, 2020
Policyholders’ surplus	$97	$106
Contingency reserves	37	167

Statutory capital	134	273
Unearned premiums	46	79
Present value of installment premiums (6) (8)	48	73

Premium resources (2)	94	152
Net loss and loss adjustment expense reserves (6)	266	(478)
Salvage reserves on paid claims (6) (7)	231	1,045

Gross loss and loss adjustment expense reserves	497	567

Total claims-paying resources	$725	$992

Net debt service outstanding	$6,509	$9,327
Capital ratio (3)	49:1	34:1
Claims-paying ratio (4)	9:1	9:1

(1)	Calculated using discount rates of 3.65% and 3.49% as of December 31, 2021 and 2020, respectively.

(2)	Includes financial guarantee and insured credit derivative related premiums.

(3)	Net debt service outstanding divided by statutory capital.

(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	Gross par outstanding divided by statutory capital.

(6)	Calculated using discount rates of 4.99% and 5.10% as of December 31, 2021 and 2020, respectively.

(7)	This amount primarily consists of expected recoveries related to the Company’s excess spread, put-backs and CDOs.

(8)	Based on the Company’s estimate of the remaining life for its insured exposures.